Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter,
Senior Vice President and Chief Financial Officer
February 19, 2009

Thank you Steve and good morning everyone!

My comments relate primarily to the fourth quarter of 2008. We will file our Form 10-K this morning.

For the fourth quarter of 2008, we reported earnings of $0.58 per diluted share from continuing operations. This compares with $0.97 per share from continuing operations in the same quarter of 2007. Revenues for the fourth quarter of 2008 were $884 million.

Earnings from continuing operations were below the low end of our guidance by 2 cents per share. This was in part due to a higher tax rate that reduced earnings by 4 cents. Additionally, during the 4th quarter we incurred approximately $2.5 million in cost related to due diligence on two potential acquisitions. We have elected at this time to discontinue pursuit of these opportunities.

Rail Group
Moving to our Rail Group.

Revenues for this group increased on a quarter-over-quarter basis by 10% to $652 million. Rail Group sales to Trinity’s Leasing and Management Services Group were $370 million in the fourth quarter of 2008 with profits of $22.1 million, or approximately 18 cents per diluted share. This compares with sales to our Leasing Group in the fourth quarter of 2007 of $138 million with profits of $22.2 million or 18 cents per diluted share. These inter-company sales and profits are eliminated in consolidation.

Our margin results for the Rail Group were 6.3%.

Looking forward, we anticipate that the Rail Group will report operating profit margin of between break even and a loss of 2% for the first quarter of 2009. This projection reflects the competitive pricing environment and the number of cars to be shipped during the period.
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The Rail Group backlog as of December 31, 2008 consisted of approximately 8,260 railcars, with an estimated sales value of $720 million. Our railcar backlog is broken down approximately as follows:

Backlog to our Leasing Company Backlog to TRIP Backlog to third parties	$310 million, $125 million and $285 million

Inland Barge Group
Now turning to our Inland Barge Group.

The Inland Barge Group’s fourth quarter performance was very strong, posting revenues of $176 million and operating profit of $35.7 million, for a margin of 20.3%. This group’s backlog, as of December 31, 2008, totaled approximately $528 million. This compares with $753 million one year ago.

We anticipate Inland Barge revenues of between $160 and $170 million in the first quarter. Operating profit margins for this group are expected to range between 18% and 20% for the same period.

Energy Equipment Group
Now moving to the Energy Equipment Group.

During the fourth quarter, this group’s revenues rose 14% quarter-over-quarter to $161 million. Operating profits were $24.2 million with an operating profit margin of 15%. The Energy Equipment Group’s revenue growth continues to be driven by our structural wind towers business. Wind tower revenue for 2008 was approximately $422 million. We look for wind tower revenue to decline slightly to approximately $370 million in 2009. The decline is primarily due to project delays resulting from a lack of funding.

Construction Products Group
Revenues for our Construction Products Group declined by 15% when compared to the same quarter of the previous year due to the overall slowdown in infrastructure spending coupled with poor weather conditions during the fourth quarter. Operating profit was $7.6 million for the quarter, which was 43% lower than last year. The high fixed cost of this business segment results in profits that vary to a greater degree than sales declines. We anticipate this trend to further decline in the 1st quarter of 2009. We are hopeful of a recovery during the remainder of the year.

Leasing and Management Services Group
Our Railcar Leasing and Management Services Group reported revenues of $122 million compared with $194 million in the same quarter of 2007. Operating profit for the fourth quarter was $35 million with $4 million resulting from railcar sales. The decline in 4th quarter sales is due to fewer cars sold from the fleet. In the 4th quarter of 2007, we sold approximately $85 million more in cars from the fleet than we did in the same quarter in 2008.

For 2009, we anticipate approximately $325 — $400 million in net fleet additions to our lease fleet. As a form of clarity, net fleet additions are the fair market value of cars added to our fleet less the proceeds of cars sold from the fleet. This level of investment compares with $950 million in net fleet additions during 2008.

Consolidated
Moving to our consolidated results.

For 2009, we expect non-leasing capital expenditures of between $60 and $70 million. This compares to $132 million of non-leasing capital expenditures in 2008

During the first quarter, we expect to defer approximately $155 million in revenue and between $4 and $5 million in operating profits as we grow our leasing business and sell cars to TRIP.

We anticipate earnings from continuing operations for the first quarter of 2009 to range between 20 and 30 cents per diluted share.

Included in our assumptions for 2009 are:

•	normal weather conditions, and

•	no unanticipated adverse resolution of legal matters.

Turning the discussion to cost control for a moment. The company has engaged in an active program to adjust our cost structure for both the near-term and the long-term. From a long-term perspective, we recently froze our Defined Benefit Pension Plan as well as our Supplemental Retirement Program. From a near-term view, the company continues to “right size” it’s employee base to match our anticipated production levels. We are aggressively pursuing cost reductions across all elements of the enterprise. The salaries for the executive team have been unchanged since 2007. The CEO’s salary has been unchanged since 2006.

At this time I will turn the presentation back to James for the question and answer session.